Exhibit 10.1
SETTLEMENT AGREEMENT/RELEASE
     This Settlement Agreement/Release (this “Release”) is made this 11th day of February, 2009 between F.N.B. Corporation (“F.N.B. Corp.”) and Robert V. New, Jr. (the “Executive”) (hereinafter collectively referred to as the “Parties”).
     WHEREAS, F.N.B. Corp. and the Executive are parties to an employment agreement dated October 10, 2007 (the “Employment Agreement”) and as supplemented by a Capital Purchase Program Agreement and Waiver dated as of January 9, 2009;
     WHEREAS, on February 5, 2009, the Executive notified F.N.B. Corp., after consultation with F.N.B. Corp., that the Executive wished to resign, by this Agreement, all of his positions with F.N.B. Corp. and First National Bank of Pennsylvania (the “Bank” and, collectively with F.N.B. Corp., the “Employer”) provided an appropriate severance agreement/release could be negotiated;
     WHEREAS, for the best interests of the Employer and the Executive, the Executive and the Employer wish to agree on matters relating to the Executive’s resignation of all of his positions with the Employer and all of the subsidiaries and affiliates of F.N.B. Corp. and the Bank on the terms set forth in this Release and in the Employment Agreement; and
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Executive and the Employer agree as follows:
     Section 1: Resignation from Employment.
          (a) Resignation. As of 5:00 p.m. on the date of this Agreement as set forth above, the Executive hereby resigns all of his positions, job duties and responsibilities with F.N.B. Corp., the Bank and all of the subsidiaries of F.N.B. Corp. and the Bank and shall have no further job duties or responsibilities on behalf of the Employer or any of its affiliates, predecessors, successors or assigns. As of 5:00 p.m. on the date of this Agreement, the Executive and the Employer agree that the Employment Agreement is hereby terminated. This resignation is not a result of any disagreement Mr. New had about the operations, policies or practices of F.N.B. Corporation or any of its subsidiaries or affiliates, nor is this resignation the result of any disagreement that F.N.B Corp. had about the operations, policies or practices of Mr. New. The resignation is the product of an agreement by the parties hereto as each Party has decided to take different directions in the future.

          (b) Consideration. As long as the Executive remains in compliance with the terms and conditions of this Release, then the Employer shall provide the consideration described in Section 2 to the Executive.
          (c) Notice. To the extent that Employer alleges that Executive is not in compliance with any provision of this Agreement then, in that event, the Employer shall give written notice of the non-compliance to Executive and his counsel, via fax, email and certified mail, specifying the event on non-compliance and the manner pursuant to which Executive may cure said non-compliance. Such notice shall give Executive no less than thirty (30) days to cure such non-compliance or such greater period as may be reasonably required under the facts presented. Any such notice shall be sent as follows:
Robert V. New, Jr.
bnewjr@hotmail.com
Eric Lipper
Hirsch & Westheimer, P.C.
700 Louisiana Street, 25th Floor
Houston, Texas 77002
(713) 223-9319 FAX
(713) 220-9181 TEL
elipper@hirschwest.com
     Section 2: Payments and Benefits to the Executive.
          (a) Severance Payments. F.N.B. Corp. shall pay to the Executive his Base Salary at the annual rate of $660,000 over a period of 18 months (an aggregate amount of $990,000 (the “Aggregate Amount”)) in accordance with the Employer’s normal payroll practices as in effect from time to time. It is the intent of all parties hereto that in the event any subsequent legislation affects the payment hereunder the annual amount payable will be reduced to the amount necessary to comply with such legislation provided that the Aggregate Amount will be paid in full in the shortest period possible. This obligation survives the death of the Executive and shall continue to be payable to his estate in the event Mr. New is deceased in advance of the full payment of the Aggregate Amount.
          (b) Waiver of Return of Reimbursement. F.N.B. Corp. hereby waives all rights it has under Section 5 of the Employment Agreement for the repayment by the Executive of one-half of the Relocation Costs (as defined in the Employment Agreement).
          (c) COBRA. F.N.B. Corp. will reimburse the Executive for a period of 18 months for his COBRA costs less the amount of the Executive’s required contribution, which is $269 per month. F.N.B. Corp. agrees that the Executive’s required contribution hereunder will remain consistent with the required contribution of any other executives of F.N.B. Corp.

          (d) Residence. F.N.B. Corp. agrees to purchase the Executive’s residence located at 2165 Oak Haven Court, Hermitage, PA 16148 for the purchase price of $748,000. Each of F.N.B. Corp. and the Executive agree pay 50% of the real estate transfer taxes in connection with such purchase. F.N.B. Corp. agrees to lease the residence to the Executive for a period of two months, with an option exercisable by the Executive for one additional month, at rental rate of $1,000 per month, with all utility service costs to be paid by the Executive. The Executive agrees that, during the lease period, F.N.B. Corp. may list the residence for sale with a real estate broker of its choice and the Executive will make the residence available for showing to potential buyers at reasonable times from time to time by appointment. F.N.B. Corp. and its agent agree that no photography will be used to depict the interior spaces of the residence while Mr. New occupies said residence, and neither F.N.B. Corp. nor its agent will allow any prospective purchasers to photograph the inside spaces of the residence during Mr. New’s occupancy without the express written permission of Mr. New.
          (e) Other Earned Compensation. F.N.B. Corp. shall reimburse the Executive for all bona-fide business-related expenses incurred by the Executive prior to the date of his resignation, and for which he has submitted appropriate and necessary receipts or other documentation as may be required by the Employer, in accordance with the prevailing practices and policies of the Employer, less any and all amounts owed to the Employer for personal expenses. The Executive acknowledges that, other than the foregoing payments described in this Section 2, he has received payment in full for all of the compensation, wages, benefits and payments of any kind otherwise due him from the Employer, including compensation, bonuses, commissions, lost wages, severance, expense reimbursements, payments to benefit plans, accrued but unused vacation and personal or sick time as provided in the Employment Agreement or otherwise.
          (f) Consideration and Value. The parties acknowledge that consideration described in Sections 2 (a) and (b) represent amounts and terms in addition to anything of value to which the Executive is otherwise entitled and represent good, valuable, and sufficient consideration for the mutual promises and duties set forth in this Release.
     Section 3: Release.
          (a) Complete Release by the Executive. For and in consideration of the payments and promises contemplated by Section 2 of this Release and for other good and valuable consideration as more fully described herein, the receipt and adequacy of which is hereby acknowledged, the Executive hereby irrevocably and unconditionally releases, waives and forever discharges all Claims described in Section 3(a)(i) that he may now have against the Released Parties listed in Section 3(d) up to the date of this Release. However, the Executive does not release his right to enforce this Release and his right, if any, to elect the continuation of health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Executive acknowledges that he will not be entitled to receive the monies and benefits payable under Section 2 unless he signs, and does not revoke, this Release, and complies with the terms of this Release.
               (i) Claims Released. Subject only to the exception set forth in Section 3(a), the Executive hereby releases all known and unknown claims, promises, causes of action, or similar rights of any type that the Executive presently may have (“Claims”) with respect to any and all of the Released Parties listed in Section 3(a)(iii). These Claims include, but are not limited to, any and all Claims that in any way relate to: (i) the Executive’s employment with the Employer, or the resignation of that employment, such as Claims for compensation, bonuses, vested or unvested stock options, commissions, lost wages, unpaid business expenses or unused accrued vacation or sick pay; (ii) any Claims or rights the Executive may have to severance or similar benefits or (iii) any Claims to attorneys’ fees, costs, or other indemnities. The Executive understands that the Claims he is releasing might arise under many different laws, including but not limited to the following:
                    (A) Antidiscrimination statutes, such as Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age; the federal Equal Pay Act, any state Fair Employment Practices Act, the Equal Pay Act, any state Equal Opportunity for Persons with Disabilities Code, any state Age Discrimination Act and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;
                    (B) Employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Executive Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; any state Minimum Wage Law and other wage laws, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws; and
                    (C) Other laws, such as federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, and similar or related claims.

               The laws referred to in this subsection 3(a)(v) include statutes, regulations, other administrative guidance and common law doctrines.
               (ii) Unknown Claims. The Executive understands that he is releasing Claims that he may not know about, and that is his intent. The Executive expressly waives all rights he might have under any law that is intended to prevent unknown claims from being released. The Executive understands the significance of doing so.
               (iii) Released Parties. The “Released Parties” or “Releasees” are the Employer, all related companies, partnerships, joint ventures, parents, subsidiaries, affiliates, predecessors and successors including, but not limited to Regency Finance Company, First National Insurance Agency, LLC, First National Trust Company, First National Investment Services Company, LLC, and F.N.B. Investment Advisors, Inc., and with respect to each such entity, all of its affiliates, predecessors, successors, assigns, past and present partners, employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit plans or programs and the trustees, administrators, fiduciaries, and insurers of such plans or programs, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection.
          (b) Complete Release by the Employer. In consideration of the promises by the Executive contemplated by Section 1 of this Release and for other good and valuable consideration as more fully described herein, the Employer hereby irrevocably and unconditionally releases, waives and forever discharges the Executive from known and unknown claims, promises, causes of action or similar rights of any type that the Employer may have against the Executive. It is intended that this Release shall be construed to be the broadest release available under both Pennsylvania and federal laws interpreting said release.
          (c) Indemnity. To the extent that any litigation is filed against any of Mr. New, arising out of , or related to, this Agreement or his employment with Employer and/or any and all related companies, partnerships, joint ventures, parents, subsidiaries, affiliates, predecessors and successors including, but not limited to Regency Finance Company, First National Insurance Agency, LLC, First National Trust Company, First National Investment Services Company, LLC, and F.N.B. Investment Advisors, Inc., and with respect to each such entity, all of its affiliates, predecessors, successors, assigns, past and present partners, employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit plans or programs and the trustees, administrators, fiduciaries, and insurers of such plans or programs, and any other persons acting by through, under, or in concert with any of the persons or entities listed in this subsection for which Mr. New is required to appear and give testimony, or otherwise defend himself, the Released Parties shall fully indemnify Mr. New from any such matters. This Indemnity shall include, but not be limited to, attorneys fees and expenses for the counsel of his choice, damages that he may be required to pay, expert witness fees, travel expenses and miscellaneous costs associated with any such defense. It is the intention of this indemnity to be the broadest indemnity available under both Pennsylvania and federal laws.
     Section 4: The Executive’s Promises and Representations.
          (a) Employment Separation. The Executive promises never to knowingly seek employment with the Employer or its affiliates. Nothing in this paragraph shall impair Employer from rehiring Mr. New hereafter.
          (b) Ownership of Claims. The Executive affirms that he has not assigned or transferred any Claim against the Employer or any of the Released Parties, nor has he purported to do so.
          (c) Nonadmission of Liability. The Executive agrees that the payments made and other consideration received pursuant to this Release are not to be construed as an admission of legal liability by the Employer and that no person or entity shall utilize this Release or the consideration received pursuant to this Release as evidence of any admission of liability since the Employer expressly denies liability. The Executive agrees not to assert that this Release is an admission of guilt or wrongdoing and acknowledges that the Released Parties do not believe or admit that any of them has done anything wrong. Similarly, the Employer agrees that the terms of this Release are not to be construed as an admission of legal liability by the Executive and that no person or entity shall utilize this Release or the consideration received pursuant to this Release as evidence of any admission of liability since the Executive expressly denies liability. F.N.B. Corp. agrees not to assert that this Release is an admission of guilt or wrongdoing and acknowledges that the Executive does not believe or admit that he has done anything wrong.
          (d) Confidentiality of Terms of this Release. The Executive agrees not to divulge or reveal at any time for any reason to any third party any of the details or terms of this Release including, but not limited to, the amount of any consideration paid or payable hereunder, with the exception that he may only disclose the terms of this Release to his spouse, attorney, financial advisor, heirs, or accountant; provided that the recipient of such information agrees to abide by the terms of confidentiality in this Release or as is necessary to comply with the law or governmental regulations. The Executive acknowledges that the Employer is required to file this Release with the Securities and Exchange Commission.
          (e) Return of Company Property. Contemporaneous with the signing of this Agreement, the Executive affirms that he has returned to the Employer all originals and copies of all files, memoranda, documents, records, credit cards; keys, electronically or optically stored data, and any other property of the Employer, the Employer’s clients or its affiliates in his possession, custody or control including, but not limited to, the Employer’s records, office equipment, such as computers and related equipment, telephones, pagers, etc.

The Executive certifies that he has no property of the Employer, the Employer’s clients or its affiliates in his possession or under his control.
          (f) Return of Personal Property. Contemporaneous with the signing, the Employer affirms that it has returned to the Executive, all of his personal property in its possession, custody or control including, but not limited to, the Executive’s records, office equipment, personal photographs, office decorations, etc. The Employer certifies that it has no property of the Executive in its possession or under its control. Notwithstanding the foregoing, it is understood that the Bank after hours on the date hereof will make available the such personal property to the Executive.
          (g) No Disparagement. Both Parties agree to not, either directly or indirectly, (i) criticize, denigrate, or disparage any other Party, its (his) employees and/or its services, (ii) discredit or otherwise engage in any act, not compelled by law, which may tend to bring disparagement, disrepute, ridicule, or scorn upon any other Party, its (his) employees or its (his) services or (iii) engage in any conduct that disparages, or is intended to disparage, the reputation, good will or commercial interests of the other Party, its (his) employees or its services.
          (h) Cooperation and Transition of Duties. The Executive agrees to fully cooperate in the transition of his duties and responsibilities as directed by the Employer including, but not limited to, being available to meet or speak with the designated officers and/or managers of the Employer or its affiliates during or after the end of his employment concerning the operations of the Employer, the status of various projects, and the locations of any files, documents or other property of the Employer, its clients or its affiliates. The Executive agrees to fully cooperate with any such requests of the Employer to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened litigation involving the Employer, its clients, vendors and/or its affiliates. F.N.B. Corp. will reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive as a result of such cooperation.
          (i) Press Release. The Employer agrees that it is appropriate, and well deserved, to issue the Press Release attached hereto as Exhibit B.
     Section 5: Consideration of Release. Both Parties acknowledge that, before signing this Release, (a) they have carefully read this Release; (b) they fully understood it; (c) it is written in a manner that is understandable to both of them; and (d) they are entering into it voluntarily.
     Section 6: Miscellaneous.
          (a) Entire Release. This Release is the entire agreement between the Executive and the Employer. This Release may not be modified or canceled in any manner except by a writing signed by both the Executive and an authorized officer of the Employer. The Executive acknowledges that the Employer has made no promises, assurances, or representations of any kind to the Executive other than those explicitly contained in this Release.
          (b) Successors. This Release binds both Party’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.
          (c) Consideration Period. The Executive acknowledges that the Employer has advised him to consult with an attorney prior to executing this Release. The Executive also acknowledges that he has been given a period of at least 21 days within which to consider the Release. In the event the Executive desires to execute this Release prior to the end of this consideration period, he shall also execute and provide to the Employer an endorsement as provided in Exhibit A. For a period of seven days following the execution of this Release, the Executive may revoke this Release, and this Release shall not become effective or enforceable until the revocation period has expired (“Effective Date”).
          (d) Severability. Should any clause of this Release be found to be in violation of law, or ineffective or barred for any reason whatsoever, the remainder of the Release shall be in full force and effect; provided, however, that if any release, waiver or agreement set forth in this Release is declared to be invalid, illegal or unenforceable in whole in or in part, the Employer shall have the right to elect to consider its obligations under this Release to be nullified and in such case, any payments or benefits that had been or were to be afforded under this Release shall be returned to the Employer with interest. Nothing in this paragraph, should any other provision of this agreement be so declared, shall affect the obligation to pay money and benefits to Executive, and no provision in this Agreement shall be interpreted to alter, impair or diminish any obligation to pay the consideration specified in Section 2 (other than as expressly set forth in Section 2). It is agreed by both Parties that the Section 2 consideration is the essence of this Agreement and if the Section 2 consideration were somehow impaired (otherwise than as expressly set forth in Section 2) that this Agreement should be void.
          (e) Interpretation and Governing Law. This Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against the Executive, the Employer, or any of the Released Parties. This Release shall be governed by the statutes and common law of the Commonwealth of Pennsylvania, excluding its choice of law statutes and common law.
          (f) Knowing and Voluntary. The Executive affirms that he has carefully read the foregoing Release, that it is written in a manner that is understandable to him, that he fully understands the meaning and intent of this document, that he has signed the Release voluntarily and knowingly, and that he intends to be bound by the promises contained in this Release for the aforesaid consideration.
          (g) Negotiation. All parties shall attempt in good faith to resolve any controversy, claim or dispute or whatever nature between the Executive and the Employer arising out of or related to this Agreement or the construction interpretation, performance, breach, termination, enforceability or validity hereof (herein a “Dispute”) promptly by negotiation between the Executive and the Employer. Any Participant involved in the Dispute may give written notice (herein the “Dispute Notice”) of the Dispute at any time. If the Dispute is not resolved within thirty (30) days after delivery of Dispute Notice, any Participant involved in the Dispute may initiate mediation as provided in the following section below.
          (h) Mediation. If the Dispute is not resolved by negotiation, the Executive and the Employer shall make a good faith attempt to settle the Dispute by mediation. If the Executive and the Employer cannot agree on the rules and procedures for the mediation then the Commercial Dispute Resolution Procedures of the American Arbitration Association in effect on the date of this Agreement (herein the “AAA Rules”) shall apply. If the Executive and the Employer cannot agree on the selection of a mediator within sixty (60) days after delivery of the Dispute Notice, the mediator will be selected pursuant to the AAA Rules. Unless the Executive and the Employer otherwise agree, the mediator shall be a neutral and impartial certified public accountant or lawyer with excellent academic and professional credentials, who has actively practiced accounting or law for at least fifteen (15) years, and who has both training and experience as a mediator.
          (i) Fees. The Employer agrees to reimburse the Executive for the reasonable fees and expenses of the Executive’s attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Executive had succeeded on the merits. The Executive agrees to reimburse the Employer for the reasonable fees and expenses of the Employer’s attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Employer had succeeded on the merits.

     TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.
     IN WITNESS WHEREOF and intending to be legally bound, the Executive and the Employer have executed this Release on the dates indicated below:

Date: February 11, 2009	/s/ Robert V. New, Jr.
Robert V. New, Jr.

F.N.B. CORPORATION
Date: February 11, 2009	By:	/s/ Stephen J. Gurgovits
Stephen J. Gurgovits, Chairman of the Board

EXHIBIT A
     I , Robert V. New, Jr., hereby acknowledge that I was given 21 days to consider the foregoing Release and voluntarily chose to sign the Release prior to the expiration of the 21-day period.
     I declare under penalty of perjury under the laws of the Commonwealth of Pennsylvania that the foregoing is true and correct.
     EXECUTED this 11th day of February, 2009 at Hermitage, Pennsylvania.

/s/ Robert V. New, Jr.
Robert V. New, Jr.